UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2013 (August 2, 2013)

Aircastle Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-32959	98-0444035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Aircastle Advisor LLC, 300 First Stamford Place, Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 504-1020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On August 2, 2013, Aircastle Limited (NYSE: AYR) (“Aircastle” or the “Company”) amended and restated its existing unsecured revolving credit agreement (as amended and restated, the “Agreement”).

The Agreement, by and among the Company, Citibank, N.A., as administrative agent and lender, Goldman Sachs Bank USA, as lender, JPMorgan Chase Bank, N.A., as lender, Royal Bank of Canada, as lender, Credit Agricole Corporate & Investment Bank, as lender, DBS Bank Ltd., Los Angeles Agency, as lender, and Union Bank, N.A., as lender, (i) adds Credit Agricole Corporate & Investment Bank, DBS Bank Ltd., Los Angeles Agency and Union Bank, N.A. as lenders and (ii) increases the total commitments of the lenders to Aircastle to $335,000,000 from $150,000,000, with such amounts to be used for working capital and general corporate purposes. The Agreement has a three (3) year term, with a maturity date of August 2, 2016.

Interest will accrue, at the Company’s option, at a rate per annum of either a base rate plus 1.25% or at LIBOR plus 2.25%.

The Agreement contains customary representations and warranties and customary restrictive covenants that, among other things, limit Aircastle’s ability to make certain kinds of investments, incur indebtedness, place liens on its assets, sell assets and make certain restricted payments. The Agreement also requires Aircastle to prepay any loans outstanding upon a change in control of Aircastle and to maintain an unencumbered asset to unsecured debt ratio of 1.25 to 1.00 and a minimum consolidated net worth of $750 million.

Under certain circumstances, including the approval of any existing lenders under the Agreement, Aircastle has the right to increase the total commitments under the Agreement to up to $400 million. The increased commitments shall be on the same terms and subject to the same conditions as the existing commitments.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRCASTLE LIMITED (Registrant)

/s/ David Walton
David Walton
Chief Operating Officer, General Counsel and Secretary

Date: August 6, 2013